Exhibit 99.1

                                                  St. Paul Travelers Companies
                                                  385 Washington Street
                                                  St. Paul, MN 55102-1396
                                                  www.stpaultravelers.com

[LOGO]

NEWS RELEASE

                   St. Paul Travelers Reaches Conclusion on
                   Previously Announced Reserve Adjustments;
          Earnings Release Set for August 4, Conference Call August 5

Saint Paul, Minn. - August 2, 2004 - The St. Paul Travelers Companies, Inc. (St. Paul Travelers) (NYSE: STA) announced that the company reached a conclusion on the accounting treatment for the previously announced reserve adjustments and will record the adjustments as a charge to the income statement in the second quarter of 2004.

On July 23, 2004, St. Paul Travelers announced that it was seeking guidance from the staff of the Securities and Exchange Commission (SEC) with respect to the appropriate accounting principles for certain reserve adjustments being made in connection with the April 1, 2004 merger involving The St. Paul Companies, Inc. and Travelers Property Casualty Corp. The SEC staff has now provided general guidance and, based on this guidance, St. Paul Travelers determined that it was appropriate to reflect the adjustments in the income statement.

Accordingly, consistent with the prior earnings estimate, St. Paul Travelers expects to report a second quarter 2004 net loss in the range of $275 million to $300 million, or $0.42 to $0.45 per basic and diluted share. Second quarter 2004 operating loss would be in the range of $310 million to $335 million, or $0.47 to $0.51 per basic and diluted share. The difference in net loss and operating loss represents $35 million, after-tax, of realized investment gains. Also as previously reported, St. Paul Travelers will not raise additional capital in connection with these adjustments.

Jay Fishman, Chief Executive Officer of St. Paul Travelers, said, "We appreciate the cooperation we received from the SEC staff and their assistance in helping us reach our conclusions on these complicated accounting issues. We look forward to moving ahead as a combined company and growing this franchise."

Earnings Release and Conference Call

St. Paul Travelers expects to release second-quarter 2004 results after the market closes on Wednesday, Aug. 4, 2004. The news release and supplemental financial information will be available shortly thereafter on the St. Paul Travelers Web site at www.stpaultravelers.com.

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The management of St. Paul Travelers will discuss the contents of the release via webcast at 9:00 a.m. EDT (8:00 a.m. CDT) on Thursday, Aug. 5, 2004. Prior to the webcast, a related slide presentation will be available on the company's web site. Following the live event, an audio playback of the webcast and the slide presentation will be archived at the company's web site through Sept. 6, 2004.

To view the slides or to listen to the webcast or the playback, visit the "Webcasts & Presentations" section of the St. Paul Travelers investor relations web site at http://investor.stpaultravelers.com/.

About St. Paul Travelers

St. Paul Travelers is a leading provider of insurance and asset management services. For more information, visit www.stpaultravelers.com.

Forward Looking Statement

This press release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Specifically, we may have forward-looking statements about our results of operations, financial condition and liquidity, the sufficiency of our asbestos and other reserves and the integration following the merger. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: adverse developments involving asbestos claims and related litigation; the impact of aggregate policy coverage limits for asbestos claims; the impact of bankruptcies of various asbestos producers and related businesses; the willingness of parties, including us, to settle asbestos-related litigation; our ability to fully integrate the former St. Paul and Travelers businesses in the manner or in the timeframe currently anticipated; our inability to obtain price increases due to competition or otherwise; the performance of our investment portfolios, which could be adversely impacted by adverse developments in U.S. and global financial markets, interest rates and rates of inflation; weakening U.S. and global economic conditions; insufficiency of, or changes in, loss reserves; the occurrence of catastrophic events, both natural and man-made, including terrorist acts, with a severity or frequency exceeding our expectations; exposure to, and adverse developments involving, environmental claims and related litigation; the impact of claims related to exposure to potentially harmful products or substances, including, but not limited to, lead paint, silica and other potentially harmful substances; adverse changes in loss cost trends, including inflationary pressures in medical costs and auto and home repair costs; developments relating to coverage and liability for mold claims; the effects of corporate bankruptcies on surety bond claims; adverse developments in the cost, availability and/or ability to collect reinsurance; the ability of our subsidiaries to pay dividends to us; adverse outcomes in legal proceedings; judicial expansion of policy coverage and the impact of new theories of liability; the impact of legislative actions, including federal and state legislation related to

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asbestos liability reform; larger than expected assessments for guaranty funds and mandatory pooling arrangements; a downgrade in our claims-paying and financial strength ratings; the loss or significant restriction on our ability to use credit scoring in the pricing and underwriting of Personal Lines policies; and amendments to, and changes to the risk-based capital requirements.

Our forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

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CONTACTS

Media:
Shane Boyd, 651.310.3846


Institutional Investors:
Maria Olivo, 860.277.8330
or
Chuck Chamberlain, 860.954.3134

Individual Investors:
Marc Parr, 860.277.0779